AMENDMENT TO

CLASS A COMMON STOCK PURCHASE WARRANT

CAR CHARGING GROUP, INC.

Holder: The Farkas Group, Inc.	Number of Warrant Shares: 525,000
Issue Date: June 24, 2016	Warrant No. FG-001

For and in consideration of good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the parties hereby amend the Warrant as follows:

1.	Scrivener’s Error. The Warrant incorrectly defined the Expiration Date of the Warrant as the three (3) year anniversary of the Issue Date. The correct Expiration Date shall be the five (5) year anniversary of the Issue Date and all references thereto in the Warrant are hereby modified accordingly.

2.	Capitalized Terms. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Warrant.

3.	Continued Effectiveness. To the extent that the provisions of this Amendment are inconsistent with the terms and conditions of the Warrant, the terms and conditions hereof shall control. Except as modified hereby, all remaining terms and conditions of the Warrant shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has executed this Amendment as of July 27, 2016.

CAR CHARGING GROUP, INC.

By:
Name:	Mike Calise
Title:	Chief Executive Officer